Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 5 to Registration Statement No. 333-116237 of Cytyc Corporation on Form S-3 of our reports dated February 15, 2005, relating to the consolidated financial statements of Cytyc Corporation and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Cytyc Corporation for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 15, 2005